UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

ILLUMINA, INC.

(Name of Registrant as Specified In Its Charter)

ICAHN PARTNERS LP

ICAHN ONSHORE LP

ICAHN PARTNERS MASTER FUND LP

ICAHN OFFSHORE LP

ICAHN CAPITAL LP

IPH GP LLC

ICAHN ENTERPRISES HOLDINGS L.P.

ICAHN ENTERPRISES G.P. INC.

BECKTON CORP.

Matsumura Fishworks LLC

CARL C. ICAHN

Vincent J. Intrieri

Jesse A. Lynn

Andrew J. Teno

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 15, 2023, Carl C. Icahn and his affiliates issued a statement regarding Illumina, Inc., a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIs affiliates FROM THE STOCKHOLDERS OF illumina, inc. FOR USE AT ITS 2023 ANNUAL MEETING OF STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF ILLUMINA, INC. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Exhibit 1

Icahn Responds to Illumina’s Obfuscations

Sunny Isles Beach, Florida, March 15, 2023 -- Today, Carl C. Icahn released the following open letter to the shareholders of Illumina, Inc. (NASDAQ: ILMN), responding to the obfuscations contained in Illumina’s recent press release and comments to analysts.

______________________________________

Investor Contacts:

HKL & Co., LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@hklco.com / jkovler@hklco.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

March 15, 2023

Dear Fellow Illumina Shareholders:

IEP’s thesis is simple. The decision by Illumina’s board of directors to close the company’s acquisition of GRAIL over the explicit prohibition from European Commission regulators exposed Illumina to terrible risks, shows a lack of common sense AND, most disturbingly, destroyed $50 billion of shareholder value. We feel strongly that our three highly qualified directors (none of whom have lost $50 billion) will bring a dose of sanity to Illumina’s “Rip Van Winkle” boardroom and help to clean up the GRAIL disaster. The only path forward is for GRAIL to be divested. Clearly, other shareholders strongly support our efforts, as evidenced by Illumina’s stock market value increasing by over 17% in one day, an increase of $5.2 billion in shareholder value! We believe there is much more value to be unlocked over time and our nominees will work tirelessly for justice for ALL shareholders.

In response to our letter, Illumina’s board did what boards do best. They used our money – and yours – to defend themselves against their own shareholders by hiring highly-paid bankers, lawyers and PR firms. In the process, they issued a press release and spoke to sell-side analysts to disseminate the incumbent board’s message. They make several points which are either misleading, improbable or are clear double speak. We have responded to several of those below. We will not let Illumina’s management team and board of directors obfuscate the truth.

(1)	Illumina Press Release Comment #1: “Illumina expects to execute a divestiture based on the terms of the final order, expeditiously and in a manner that serves the best interests of Illumina's shareholders, unless Illumina wins the jurisdictional appeal in the meanwhile.”

-	IEP Response: The above comment implies that Illumina is only pursuing one appeal. This is highly misleading and obfuscating the truth. Illumina’s directors are also appealing the European Commission Divestment Decision and the New Interim Measures Order and will likely continue to appeal whatever they can for as long as they can. We don’t believe that it is possible for Illumina shareholders to receive the full value of GRAIL if Illumina pursues both the appeals process and the divestment process at the same time. Any reasonable buyer would not waste the resources if they don’t believe Illumina’s directors will actually sell the asset (as they will continue appealing and appealing). Following this path will have a tremendously detrimental impact on Illumina, which is a great company.

(2)	Illumina Press Release Comment #2: “Illumina has an experienced Board comprised of directors who bring a range of perspectives to the company and represent the interests of its shareholders. Members of the Board bring extensive business, financial, operating, regulatory and scientific backgrounds in the life sciences and technology sectors.”

-	IEP Response: It is insulting to shareholders to state that the board of directors represent the best interest of shareholders given that they have presided over one of the greatest fiascos in business history and $50 billion of value destruction for shareholders while losing only miniscule amounts for themselves (as they collectively hold virtually no stock in the company). If anything, we believe this board’s actions should constitute gross negligence and the directors should be held personally liable for the losses caused by their negligent action (or inaction).

(3)	Morgan Stanley Research Comment #1: “ILMN pointed out that the letter is not explicit in terms of what Mr. Icahn prefers they do with GRAIL (keep it or divest it).”

-	IEP Response: We believe unequivocally that Illumina should divest GRAIL (and will likely be forced to do so by the European Commission). We believe that Illumina overpaid for GRAIL (as evidenced by the $3.9 billion write-down). We believe that Illumina should never have acquired GRAIL over regulatory prohibitions (and Illumina’s board is tacitly admitting its blunder now by claiming to be pivoting to a divestiture posture). We believe that Illumina will have a major tax problem in divesting GRAIL (as disclosed – albeit buried – in Illumina’s annual report). We believe that shareholder representation is needed to help Illumina navigate out of the self-inflected quicksand into which the incumbent directors (who have almost no skin in the game) have plunged us.

(4)	Morgan Stanley Research Comment #2: “Management views that divestiture of GRAIL ahead of the EC (“European commission”) order could be a violation of the “hold separate” agreement and subject them to a fine.”

-	IEP Response: How ironic is it that, when it suits Illumina’s directors, they are suddenly worried about the EC and, when it doesn’t suit them, they happily close a major acquisition in direct opposition to the EC?

(5)	Morgan Stanley Research Comment #3: “ILMN reiterated that they will likely ask for a motion to stay pending appeals, if such a stay is not included in the EC divestiture order. Explaining their rationale, management noted that from a negotiating leverage standpoint, taking any deadline for completing the divestiture off the table will put them in a better bargaining position”

-	IEP Response: What happened to proceeding “expeditiously” on a divestiture? Why should the European Commission trust that Illumina’s board will in fact divest GRAIL if there is no deadline to divest? What exactly has Illumina’s management team and board of directors done to deserve trust from the EC regulators or from shareholders?

(6)	Morgan Stanley Research Comment #4: “ILMN emphasized that they remain open to divesting GRAIL even under that scenario [where they are allowed to keep it], depending on market conditions, the best interests of their shareholders, and other factors.”

-	IEP Response: This is insulting to the intelligence of Illumina’s shareholders that have experienced $50 billion of value destruction. Why would Illumina’s management team and board of directors suddenly do a 180 degree turn and decide to divest GRAIL?

(7)	Morgan Stanley Research Comment #5: “Turning to the prohibition order case, ILMN believes that it is important for them to pursue the appeals process for even longer, due to the signaling value involved in terms of positioning them well for acquiring other assets down the road.”

-	IEP Response: Illumina’s board is already talking about doing more acquisitions despite completely bungling the GRAIL deal? Why would Illumina’s board risk the outcome of the GRAIL divestiture process by continuing its appeals? If buyers don’t believe that Illumina will ever sell the asset, why would they do the work and take the risk to buy GRAIL? Doesn’t everyone (other than Illumina’s management team and board of directors) understand that you can’t buy an asset if the regulators prohibit it?

We feel strongly that our three highly qualified nominees are particularly suited because of their experience to help keep Illumina from sinking further into the quicksand. We look forward to meeting with you over the coming weeks and introducing you to our nominees.

Sincerely yours,

Carl C. Icahn

______________________________________

Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2023 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF ILLUMINA AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY ICAHN PARTNERS LP AND ITS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR

PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.